Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Dynamic Innovative Solutions Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457	(o)	25,000,000	$0.02	$500,000	$0.0000927	$46.35
Fees Previously Paid
Carry Forward Securities
		Total Offering Amounts					$500,000		$46.35
		Total Fees Previously Paid							0
		Total Fee Offsets							0
		Net Fee Due							$46.35

1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the ordinary shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A